Exhibit 99


Explanation of Responses:

(1) Transaction represents distribution from pension trust to reporting person's spouse.

(2) In addition to those securities beneficially owned as shown in Table I, reporting person also has direct ownership of 73,132 shares and indirect beneficial ownership of the following shares: 1,000 shares in custody account for grandchild; 4,233 shares for Shaw-Buyus Co.; 3,828 shares for Bernauer Co.; 1,010 shares for Buyus Co; 2,000 shares for spouse's IRA account; and 13,660 shares for children of reporting person. The reporting person disclaims beneficial ownership of the 13,660 shares for the children of the reporting person and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(3) Random date selected to accomodate filing system. No actual transaction being reported.

(4) The option became exercisable in 20% increments on April 28, 1995,1996, 1997, 1998 and 1999, respectively.

(5) The option became exercisable in one-third increments on December 9, 1997, 1998 and 1999, respectively.